UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 31, 2007, Wachovia Corporation (“Wachovia”) announced an agreement under which Wachovia proposes to acquire, among other things, the retail securities brokerage business of A.G. Edwards, Inc. (“A.G. Edwards”), which would be combined with the retail securities brokerage business of Wachovia Securities, LLC (“Wachovia Securities”). Wachovia has stated that under the agreement A.G. Edwards shareholders would receive a combination of Wachovia common stock and cash which, based on Wachovia’s share price at the close of business on May 30, 2007, would be valued at $6.9 billion.

As previously reported, on July 1, 2003, Prudential Financial, Inc. (the “Company”) combined its retail securities brokerage and clearing operations with those of Wachovia and formed Wachovia Securities Financial Holdings, LLC (“WSFH”), a joint venture headquartered in Richmond, Virginia. The Company, through subsidiaries, has a 38% ownership interest in the joint venture, while Wachovia owns the remaining 62%. The Company accounts for its 38% ownership of the joint venture under the equity method of accounting. Wachovia Securities is a wholly owned subsidiary of WSFH and thus part of the joint venture.

In connection with the proposed combination of the A.G. Edwards business with Wachovia Securities, the Company has the following options under the terms of the agreements relating to the joint venture:

(1) The Company may elect to make an additional capital contribution to the joint venture or other payments, based on the appraised value of the A.G. Edwards business, to avoid or limit dilution in the Company’s 38% interest in the joint venture. The Company would also contribute its pro rata share of qualified one-time costs associated with the combination of the A.G. Edwards business with Wachovia Securities.

(2) The Company may elect not to make an additional capital contribution to the joint venture or other payments, resulting in dilution of its interest in the joint venture. The Company would contribute its pro rata share of qualified one-time costs associated with the combination of the A.G. Edwards business with Wachovia Securities.

(3) The Company may elect to exercise its “lookback” option. This option permits the Company to delay for up to two years following the combination of the A.G. Edwards business with Wachovia Securities its decision to make or not to make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its interest in the joint venture. If elected, any later capital contribution or other payment would be based on the appraised value of both the existing joint venture and the A.G. Edwards business at the time of the combination of the A.G. Edwards business with Wachovia Securities. During the “lookback” period, the Company’s share in the earnings of the joint venture and one-time costs associated with the combination of A.G. Edwards with Wachovia Securities would be based on the Company’s diluted ownership level. If the “lookback” option is exercised and if in connection with the lookback option the Company elects at the end of the lookback period to make an additional capital contribution or other payment to avoid or limit dilution, the Company may not exercise its option to “put” its joint venture interests to Wachovia at the appraised value thereof until after the first anniversary of the end of the two year lookback period.

(4) The Company may elect to “put” its interests in the joint venture to Wachovia for an amount based on the appraised value of the joint venture (including a control premium), excluding the A.G. Edwards business.

For purposes of the foregoing options, the joint venture agreements stipulate that the appraised value of the A.G. Edwards business shall not exceed the purchase price paid by Wachovia therefor (exclusive of one-time costs).

The Company is evaluating these options, which involve significant strategic, funding, accounting, tax and other considerations, and currently anticipates that it will reach a decision regarding its options during June or early July, 2007.

The foregoing is a summary only of the options available to the Company in connection with the proposed combination of the A.G. Edwards business with Wachovia Securities. Reference is made to the Retail Brokerage Company Formation Agreement and Limited Liability Company Agreement filed as Exhibits 10.20 and 10.21, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for a more complete description of these options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2007

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Assistant Secretary